  Exhibit15.2
Deloitte LLP Bay Adelaide East 8 Adelaide Street West Suite 200 Toronto ON M5H 0A9 Canada Tel: 416-601-6150 Fax: 416-601-6610 www.deloitte.ca

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No(s). 333-172796 and 333-218297 on Form F-3 of our report dated February 26, 2016, relating to the 2015 consolidated financial statements of Intellipharmaceutics International Inc. and subsidiaries (the “Company”) for the year ended November 30, 2015 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt on the Company’s ability to continue as a going concern) appearing in this Annual Report on Form 20-F for the year ended November 30, 2017.

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants
February 28, 2018